As Filed With the Securities and Exchange Commission on November 19, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tandem Diabetes Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-4327508
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11045 Roselle Street

San Diego, California 92121

(Address of principal executive offices)

2006 Stock Incentive Plan

2013 Stock Incentive Plan

2013 Employee Stock Purchase Plan

(Full titles of the Plans)

David B. Berger, Esq.

General Counsel

Tandem Diabetes Care, Inc.

11045 Roselle Street

San Diego, California 92121

(858) 366-6900

(Name and address of agent for service)

Copies to:

Bruce Feuchter, Esq.

Ryan C. Wilkins, Esq.

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	7,860,850	$2.45 – 19.41	$101,199,964	$13,035

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Common Stock that become issuable under the registrant’s 2006 Stock Incentive Plan (the “2006 Plan”), 2013 Stock Incentive Plan (the “2013 Plan”), and 2013 Employee Stock Purchase Plan (the “2013 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon (a) $2.45, which is the weighted-average exercise price for outstanding options granted under the 2006 Plan, (b) $15.00, which is the exercise price for outstanding options granted under the 2013 Plan, and (c) $19.41, which is the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Market on November 14, 2013. The table below details the calculation of the registration fee.

Securities	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2006 Plan*	2,495,850	$2.45(2)(a)	$6,114,833
Shares issuable upon the exercise of outstanding options granted under the 2013 Plan**	2,052,045	$15.00(2)(b)	$30,780,675
Shares reserved for future grant under the 2013 Plan**	2,756,955	$19.41(2)(c)	$53,512,496
Shares reserved for future grant under the 2013 ESPP***	556,000	$19.41(2)(c)	$10,791,960
TOTALS	7,860,850		$101,199,964

*	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2006 Plan. Following the closing of the registrant’s initial public offering of the Common Stock, no additional stock or option awards will be granted under the 2006 Plan.
**	The registrant has reserved an aggregate of 4,809,000 shares of Common stock for issuance under the 2013 Plan. The number of shares of Common Stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2015 through January 1, 2022, by the lesser of (i) 4% of the total number of shares of the Common Stock outstanding on December 31 of the preceding calendar year, or (ii) a number determined by the board of directors that is less than (i).
***	The registrant has reserved an aggregate of 556,000 shares of Common Stock for issuance under the ESPP. The number of shares of Common Stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2015 through January 1, 2022, by the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, or (ii) a number determined by the board of directors that is less than (i).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* In accordance with Rule 428(b) under the Securities Act, the documents containing the information called for by Part I of Form S-8 will be sent or given to individuals who participate in the 2006 Plan, the 2013 Plan and/or the 2013 ESPP and are not being filed with or included in this Form S-8. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference herein, and shall be deemed to be a part of, this Registration Statement:

•	The prospectus filed on November 14, 2013 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-191601), originally filed with the Commission on October 7, 2013, which contains audited financial statements for the registrant’s most recently completed fiscal year ended December 31, 2012, which was declared effective by the Commission on November 13, 2013, and relating to the Registration Statement on Form S-1 (File No. 333-192324) filed pursuant to Rule 462(b) under the Securities Act, which became effective upon filing on November 14, 2013; and

•	The description of the Common Stock contained in the Registration Statement on Form 8-A (File No. 001-36189), filed with the Commission on November 8, 2013 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

See the description of the Common Stock contained in the Registration Statement on Form S-1 (File No. 333-191601).

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify such person under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the director derives an improper personal benefit.

The registrant’s amended and restated certificate of incorporation authorizes the registrant to, and the registrant’s amended and restated bylaws provide that the registrant must, indemnify the registrant’s directors and officers to the fullest extent authorized by the DGCL and also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

As permitted by the DGCL, the registrant has entered into indemnification agreements with each of its directors and certain of its officers. These agreements require the registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits filed with this registration statement is set forth in the Exhibit Index hereto and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Diego, California on November 19, 2013.

Tandem Diabetes Care, Inc..

By:	/s/ Kim D. Blickenstaff
Kim D. Blickenstaff
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Kim D. Blickenstaff, John Cajigas and David B. Berger, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kim D. Blickenstaff Kim D. Blickenstaff	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2013

/s/ John Cajigas John Cajigas	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 19, 2013

/s/ Lonnie M. Smith Lonnie M. Smith	Director	November 19, 2013

/s/ Dick P. Allen Dick P. Allen	Director	November 19, 2013

/s/ Edward L. Cahill Edward L. Cahill	Director	November 19, 2013

/s/ Fred E. Cohen Fred E. Cohen	Director	November 19, 2013

/s/ Howard E. Greene, Jr. Howard E. Greene, Jr.	Director	November 19, 2013

/s/ Douglas A. Roeder Douglas A. Roeder	Director	November 19, 2013

/s/ Jesse I. Treu Jesse I. Treu	Director	November 19, 2013

/s/ Christopher J. Twomey Christopher J. Twomey	Director	November 19, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Specimen Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-191601), which was initially filed with the Commission on October 7, 2013).

*4.2	Amended and Restated Certificate of Incorporation of Tandem Diabetes Care, Inc., as currently in effect.

*4.3	Amended and Restated Bylaws of Tandem Diabetes Care, Inc., as currently in effect.

4.4	Tandem Diabetes Care, Inc. 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 (File No. 333-191601), which was initially filed with the Commission on October 7, 2013).

4.5	Form of Stock Option Agreement under 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 (File No. 333-191601), which was initially filed with the Commission on October 7, 2013).

4.6	Form of Restricted Stock Agreement under 2006 Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 (File No. 333-191601), which was initially filed with the Commission on October 7, 2013).

4.7	Tandem Diabetes Care, Inc. 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (File No. 333-191601), which was initially filed with the Commission on October 7, 2013).

4.8	Form of Stock Option Agreement under 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 (File No. 333-191601), which was initially filed with the Commission on October 7, 2013).

4.9	Form of Stock Option Agreement under 2013 Stock Incentive Plan (Non-Employee Directors) (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 (File No. 333-191601), which was initially filed with the Commission on October 7, 2013).

4.10	Tandem Diabetes Care, Inc. 2013 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 (File No. 333-191601), which was initially filed with the Commission on October 7, 2013).

*5.1	Opinion of Stradling Yocca Carlson & Rauth, P.C.

*23.1	Consent of independent registered public accounting firm.

*23.2	Consent of Stradling Yocca Carlson & Rauth, P.C. (contained in Exhibit 5.1).

*24.1	Power of Attorney (included in signature page).

*	Filed herewith.